Exhibit k.9

[Form of Purchase and Sale Agreement]

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated September 24, 2013 and effective as of the Effective Date (as defined herein), is by and among Capitala Finance Corp., a Maryland corporation (“Purchaser”), Florida Growth Fund LLC, a Delaware limited liability company and the sole limited partner of the Partnership (“Seller”), CapitalSouth Partners Florida Sidecar Fund I, L.P., a Delaware limited partnership (the “Partnership”), and CSP-Florida Mezzanine Fund I, LLC, a North Carolina limited liability company and the general partner of the Partnership (the “General Partner”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Partnership Agreement (as defined herein).

RECITALS:

A. Seller and the General Partner are parties to the Agreement of Limited Partnership of the Partnership, dated as of July 2, 2010 (as amended from time to time, the “Partnership Agreement”), pursuant to which Seller became a limited partner in the Partnership and purchased a limited partnership interest in the Partnership.

B. As of the Effective Date, Seller desires to sell, transfer, convey and assign to Purchaser all right, title and interest in and to one hundred percent (100%) of Seller’s limited partnership interest in the Partnership (including obligations and liabilities with respect thereto) under the Partnership Agreement (the “Transferred Interest”), and Purchaser desires to purchase, acquire, accept and assume the Transferred Interest and to become a limited partner of the Partnership to the extent of the Transferred Interest (collectively, the “Transaction”).

C. In addition to the Transaction, as of the Effective Date, Purchaser also intends to purchase, acquire, and accept all right, title and interest (including obligations and liabilities with respect thereto) in and to the general partner interests of the General Partner in the Partnership, and to become the sole limited partner of the Partnership and the sole owner of the General Partner of the Partnership (collectively with the Transaction, the “Drop-Down Transaction”).

D. Simultaneously with the closing of the Transaction, it is contemplated that the Buyer will acquire (i) all of the issued and outstanding equity of CapitalSouth Partners Fund II, L.P., CapitalSouth Partners F-II, LLC, CapitalSouth Partners SBIC Fund III, L.P., and CapitalSouth Partners SBIC F-III, LLC (the “Primary Formation Transactions”), and (ii) certain investment assets owned by CapitalSouth Partners Fund III, L.P. and CapitalSouth Partners Fund I, Limited Partnership (the foregoing (i) and (ii) referred to collectively as the “Other Formation Transactions”);

E. Purchaser has received and read a copy of the Partnership Agreement and is thoroughly familiar with its terms;

F. Pursuant to the provisions of the Partnership Agreement, any sale, transfer or assignment by Seller of all or a portion of its limited partnership interest in the Partnership requires the consent of the General Partner.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Assignment and Assumption.

(a) Assignment of Transferred Interest. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements set forth in this Agreement, Seller, effective as of the Effective Date, (A) hereby sells, transfers, conveys and assigns to Purchaser all of Seller’s right, title and interest in and to the Transferred Interest free and clear of all liens (the “Transfer”) and (B) shall, to the fullest extent permitted by Delaware law, be relieved of all obligations to the Partnership and the General Partner under the Partnership Agreement with respect to the Transferred Interest, but excluding any liabilities or obligations arising from a breach of this Agreement (the obligations described in this subclause (B), the “Transferred Obligations”).

(b) Assumption of Transferred Interest. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements set forth in this Agreement, Purchaser, effective as of the Effective Date, (A) hereby accepts the Transfer, and (B) ratifies and agrees to be bound by all of the terms and conditions of, and shall succeed to all of the rights and be subject to all of the Transferred Obligations, including without limitation the obligation to make Capital Contributions to the Partnership, with respect to the Transferred Interest from and after the Effective Date.

2. Consideration.

(a) The aggregate consideration payable to Sellers on the Effective Date in exchange for the Interests (the “Consideration”) shall consist of 97,243 shares of common stock, par value $0.01 per share, of Purchaser (collectively, the “Shares”).

(b) The Consideration is agreed by Seller and Purchaser to represent the aggregate value of the Transferred Interest, including all rights and Transferred Obligations with respect thereto, as of the Effective Date.

(c) For the avoidance of doubt, all payments to be made to the Partnership with respect to the Transferred Interest from and after the Effective Date, including without limitation Capital Contributions and any other payments or obligations arising from or relating to events occurring prior to the Effective Date, shall be made by Purchaser, and all payments that would otherwise be made by the Partnership to the owner of the Transferred Interest from and after the Effective Date shall be made to Purchaser.

3. General Partner Consent; Admission as Limited Partner. In reliance upon the representations, warranties and covenants of Seller and Purchaser under this Agreement, the General Partner hereby (i) consents to the transactions contemplated by this Agreement as of the Effective Date; (ii) agrees that Purchaser shall be admitted as a substituted limited partner of the Partnership as of the Effective Date, to the extent of the Transferred Interest, in accordance with the Partnership Agreement; (iii) acknowledges and confirms that this Agreement constitutes documentation in form satisfactory to the General Partner for the Transfer in accordance with the Partnership Agreement; (iv) consents to the amendment of the Partnership Agreement to reflect the substitution of the Purchaser as a limited partner of the Partnership, and to make such other changes as may be requested by Purchaser, and (v) waives its right to require, with respect to the Transfer, an opinion of counsel, additional representations and warranties, or any other information the General Partner is entitled to request in connection with the Transfer of the Transferred Interest.

4. Agreements, Representations and Warranties. Seller represents and warrants as of the date hereof and immediately prior to the Effective Date, and (with respect to clause (e)) covenants as follows:

(a) Title to Transferred Interest; Compliance with Laws. Seller owns all right, title and interest (legal and beneficial) in and to the Transferred Interest free and clear of all liens, other than any restrictions under federal and state securities laws. Upon delivery of the Transferred Interest to Purchaser and payment to Seller of the Consideration, Purchaser will acquire good and marketable title to the Transferred Interest free and clear of all liens, other than any liens created by or through Purchaser or any of its Affiliates or any restrictions under federal and state securities laws.

(b) Compliance with Law. Seller’s ownership of the Transferred Interest has at all times been conducted in all material respects in accordance with all applicable laws, rules, regulations and other requirements of all governmental authorities or agencies having jurisdictions over Seller.

(c) No Default; No Excuse. Seller has (i) contributed to the Partnership all amounts it was required to contribute, when required to contribute such amounts, pursuant to the terms of the Partnership Agreement, and (ii) paid all management fees due and payable by it pursuant to the terms of the Partnership Agreement, including all such fees through the Effective Date. Seller (A) has not received written notice from the General Partner or the Partnership that it is required to return any distributions or portions of distributions previously received by Seller from the Partnership, and (B) is not in default under the Partnership Agreement. Seller has not (x) made any voluntary Capital Contributions or Commitments to the Partnership, nor to Seller’s knowledge have any been made on behalf of it, or (y) opted out of or, to Seller’s knowledge, been excluded from, any investments of the Partnership pursuant to the Partnership Agreement.

(d) Good Standing; Requisite Authority; Due Authorization. Seller is duly organized and validly existing in good standing under the laws of its jurisdiction of organization. Seller has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by Seller, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally.

(e) Prompt Conveyance. Seller agrees to promptly convey to Purchaser any amounts with respect to the Transferred Interest inadvertently delivered by the Partnership to Seller from and after the Effective Date, and Purchaser agrees to promptly convey to Seller any amounts with respect to the Transferred Interest inadvertently delivered to Purchaser prior to the Effective Date.

5. No Reliance; Release of General Partner.

(a) Purchaser hereby acknowledges that:

(i) except as otherwise expressly set forth herein, the General Partner and its Affiliates are making no representation as to the accuracy or completeness of any information regarding the Partnership supplied to Purchaser by any Person, including, without limitation, with respect to the Consideration or the valuation of the Transferred Interest;

(ii) Purchaser has had the opportunity to conduct its own due diligence on the Partnership and the Transferred Interest and is relying on no information other than such investigation, the Partnership’s most recent quarterly and annual financial statements, and the representations and warranties expressly made to, or for the benefit of, Purchaser in making its decision to purchase the Transferred Interest and invest in the Partnership;

(iii) the General Partner and its Affiliates are not recommending that Purchaser make an investment, and Purchaser must make an independent decision based on the available information and its tolerance for risk; and

(iv) Purchaser has had the opportunity to consult its own tax advisor with respect to the Transferred Interest and the transactions contemplated by this Agreement.

(b) Seller hereby releases and discharges the General Partner, the Partnership and each of their respective directors, officers, partners, members, agents, representatives and advisors (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens and causes of action of every kind and nature, whether known or unknown, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist in the future or do exist now (collectively, “Liabilities”), relating to or arising out of this Agreement and the transactions contemplated herein, including, without limitation, any Liabilities arising out of or in any way related to or based upon any alleged misrepresentation in or omission from any information relating to the Partnership supplied by the General Partner, except to the extent such Liabilities arise out of fraud or the gross negligence or willful misconduct of the Releasees.

6. Cooperation. Seller, on the one hand, and Purchaser, on the other hand, shall cooperate fully with each other in furnishing any information or performing any action reasonably requested by the other party, which information or action is necessary to the timely and successful consummation of the transactions contemplated by this Agreement.

7. Fees and Expenses. Purchaser covenants that Purchaser shall promptly pay all reasonable out-of-pocket expenses incurred by the Partnership in connection with the Transfer, including, but not limited to, reasonable legal and accounting expenses incurred by the Partnership.

8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

9. Amendments, Changes and Modifications. This Agreement may not be amended, changed or otherwise modified except by a written instrument executed by the parties hereto.

10. Governing Law. This Agreement shall be interpreted and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof that would apply the laws of another jurisdiction.

11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12. Effectiveness; Termination. The closing of the Transaction is subject to:

(a) the Seller’s receipt of a fully executed signature page of the Partnership Agreement executed by the transferee and executed purchase and sale agreement for the transfer of the general partner interest to be transferred in connection with the Drop-Down Transaction;

(b) the delivery by Seller to Purchaser and/or the underwriters in the IPO of a a fully executed lock-up agreement satisfactory to the Purchaser and underwriters; and

(c) Seller’s receipt of approval from the SBA of the change of control contemplated by the Primary Formation Transactions (which conditional approval shall become final following the consummation of the Transaction and the satisfaction of the SBA’s requirements in connection therewith) (the “SBA Approval” and the date of receipt thereof, the “SBA Approval Date”).

The Transaction shall close and be effective as of a specific date to be determined by the Purchaser by written notice to Seller, such date to occur as soon as reasonably practicable (considering only logistics required for closing) following the SBA Approval Date (the “Effective Date”); provided that, if the Effective Date does not occur prior to December 31, 2013, Seller and Purchaser shall each have the right in its sole and absolute discretion to terminate this Agreement by written notice to the other, and in such event this Agreement shall be null and void and of no effect.

13. Survival. The parties’ rights and obligations under Sections 4-8, and applicable defined terms shall survive any termination of this Agreement.

14. Notices and Deliveries. Any notice, communication or delivery required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered, given, and received for all purposes when the same is actually received, and may be delivered personally or by courier, delivery service, registered or certified mail (postage and charges prepaid), or facsimile, in each case addressed to the recipient at the address set forth below or at such other address as the recipient may notify the sender in writing:

PURCHASER:	Capitala Finance Corp.
4201 Congress Street, Suite 360
Charlotte, NC 28209
704.376.5502 phone
704.376.5877 fax
Contact: Joseph B. Alala, III

SELLER:	Florida Growth Fund LLC
4201 Congress Street, Suite 360
Charlotte, NC 28209
704.376.5502 phone
704.376.5877 fax
Contact: Joseph B. Alala, III

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written and the Agreement shall be effective as of the Effective Date.

GENERAL PARTNER: CSP-Florida Mezzanine Fund I, LLC, a North Carolina limited liability company		SELLER: Florida Growth Fund LLC, a Delaware limited liability company

By:		By:
	Name: Title:		Name: Title:

PARTNERSHIP: CapitalSouth Partners Florida Sidecar Fund I, L.P., a Delaware limited partnership		PURCHASER: Capitala Finance Corp., a Maryland corporation

By:	CSP-Florida Mezzanine Fund I, LLC, a North Carolina limited liability company, its general partner	By:
Name: Title:

By:
Name: Title:

[Signature Page to Purchase and Sale Agreement – Florida Sidecar LP]